                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              RAYCHEM CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                              RAYCHEM CORPORATION
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

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

LOGO
RAYCHEM CORPORATION
300 CONSTITUTION DRIVE
MENLO PARK, CALIFORNIA 94025-1164

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 7, 1997
                                   10:00 A.M.

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Raychem Corporation, a Delaware corporation (the "Company"), will be held at the Company's principal office, 300 Constitution Drive, Menlo Park, California 94025-1164, on Friday, November 7, 1997, at 10:00 a.m. local time, for the following purposes:

     1. To elect directors;

     2. To approve an amendment to the Company's Amended and Restated Certificate of Incorporation to effect a two-for-one split of the Company's Common Stock and to increase the number of shares of Common Stock authorized for issuance to 150,000,000;

     3. To ratify the appointment by the Company's Board of Directors of Price Waterhouse LLP to audit the accounts of the Company and its subsidiaries for the 1998 fiscal year; and

     4. To consider and transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on September 15, 1997, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and at any adjournment or postponement of the meeting.

                                          By Order of the Board of Directors

                                          RICHARD A. KASHNOW
                                          Chairman of the Board,
                                          President and Chief Executive Officer

Menlo Park, California
September 23, 1997

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY SIGN THE ACCOMPANYING PROXY AND MAIL IT IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

                              RAYCHEM CORPORATION
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

TO THE STOCKHOLDERS:

     The enclosed proxy is solicited on behalf of the Board of Directors of Raychem Corporation, a Delaware corporation (the "Company"), for use at the annual meeting of stockholders to be held at the Company's principal office on November 7, 1997, at 10:00 a.m. local time, or any adjournment or postponement, at which stockholders of record at the close of business on September 15, 1997, will be entitled to vote. On September 15, 1997, the Company had issued and
outstanding           shares of Common Stock, par value $1.00 per share ("Common
Stock").

     Holders of Common Stock are entitled to one vote for each share held. A majority of the outstanding shares of Common Stock is required for a quorum. Abstentions will be counted towards the tabulation of votes cast on matters presented to the stockholders and will have the same effect as negative votes. Broker nonvotes occur when nominee recordholders do not vote on specific issues because they did not receive specific instructions on such matters from the beneficial owners of such shares. Broker nonvotes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

     Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. It may be revoked by filing with the Secretary of the Company at the Company's principal office, 300 Constitution Drive, Menlo Park, California 94025-1164, an instrument of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person.

     The Company will bear the entire cost of solicitation, including preparing, assembling, printing, and mailing of this proxy statement, the proxy, and any additional material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding in their names shares that are beneficially owned by others to forward to such beneficial owners. Raychem will reimburse brokerage houses, fiduciaries, and custodians for their expense in forwarding solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by one or more of telephone, telegram, or personal solicitation by directors, officers, or employees of the Company. No additional compensation will be paid for any such services.

     The Company intends to mail this proxy statement on or about September 23, 1997.

                      NOMINATION AND ELECTION OF DIRECTORS

GENERAL

     Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until his death, resignation, or removal. There are eight nominees for the eight positions on the Board of Directors. All eight nominees are currently directors of the Company, having been elected by the stockholders at the 1996 Annual Meeting of Stockholders.

     Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve.

NOMINEES

     Set forth below is information regarding the nominees, including information furnished by them as to their principal occupations for the last five years, certain directorships, and their ages as of June 30, 1997.

                                                                                        DIRECTOR
                                                                                AGE      SINCE
                                                                                ----    --------
Richard Dulude is a retired Vice Chairman of Corning Incorporated and was a director of Dow Corning Corporation and Corning Incorporated. He is also a retired Chairman and Chief Executive Officer of Corning Vitro Corporation
  and a former director of Grumman Corporation. He is a director of AMBAC,
  Inc., Landec Corporation, and HCIA Inc......................................    64      1991

James F. Gibbons is Special Counsel to the President, Stanford University. He
  is a Professor of Electrical Engineering and served as the Dean of the
  School of Engineering at Stanford University from 1984 to 1996. He holds the professorial title of Reid Weaver Dennis Professor of Electronics, Stanford
  University. He is the Chairman of Amati Communications Corporation and a
  director of Lockheed-Martin Corporation, Cisco Systems, Inc., Centigram
  Communications Corporation and El Paso Natural Gas..........................    65      1987

Richard A. Kashnow is Chairman of the Board, President and Chief Executive
  Officer of the Company. From 1991 to 1995, he was President of Schuller
  International Group, a wholly owned subsidiary of Manville Corporation. He
  is a director of Applied Power, Inc.........................................    55      1995

John P. McTague is the Vice President of Technical Affairs for Ford Motor
  Company.....................................................................    58      1994

Dean O. Morton is a retired Executive Vice President, Director and Chief
  Operating Officer of Hewlett-Packard Company. He is the Chairman of
  Centigram Communications Corporation and is a director of ALZA Corporation,
  BEA Systems, Inc., KLA-Tencor Corporation and The Clorox Company. He is also a trustee of the Metropolitan Series Fund, Inc. and State Street Research
  Funds Group and Portfolios Inc..............................................    65      1989
Isaac Stein is the President of Waverley Associates, Inc. He is a director of
  ALZA Corporation, the Benham Group of Mutual Funds and CV Therapeutics, Inc.
  He is also Chairman of Stanford Health Services, UCSF-Stanford Health Care
  and is a Trustee of Stanford University.....................................    50      1993

Chang-Lin Tien served as Chancellor of the University of California, Berkeley
  from 1990 to June 1997. Currently, he holds the professorial title of NEC
  Distinguished Professor of Engineering at the University of California,
  Berkeley. He is a director of AirTouch Communications, Chevron Corporation and Wells Fargo & Co., and also serves on the boards of trustees of the Asia
  Foundation and the Carnegie Foundation for the Advancement of Teaching. He
  is a Fellow of the American Academy of Arts and Sciences and a member of the
  National Academy of Engineering.............................................    62      1996

Cyril J. Yansouni is Chairman and Chief Executive Officer of Read-Rite
  Corporation. He is a director of PeopleSoft, Inc., Informix Corporation and
  ActivCard...................................................................    55      1994

STOCK OWNERSHIP

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock, as of June 30, 1997, (i) by each person known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) by each director and nominee for director, (iii) by each executive officer named in the Summary Compensation Table herein, and (iv) by all executive officers and directors as a group. Except as indicated below, each person has sole investment and voting power with respect to the shares indicated, subject to applicable laws.

                                                                    SHARES OF        PERCENTAGE
                                                                   COMMON STOCK       OF COMMON
                                                                   BENEFICIALLY         STOCK
                        NAME AND ADDRESS                           OWNED(a)(b)      OUTSTANDING(c)
- -----------------------------------------------------------------  ------------     -------------
FMR Corporation..................................................    6,020,700(d)        14.0%
  82 Devonshire Street
  Boston, Massachusetts 02109-3614
Neuberger & Berman, LLC..........................................    2,981,437(e)         6.9%
  605 Third Avenue
  New York, NY 10158-3698
State Farm Insurance Companies...................................    2,824,500(f)         6.6%
  One State Farm Plaza
  Bloomington, Illinois 61710-0001
Richard Dulude...................................................        7,969
James F. Gibbons.................................................       17,332
Richard A. Kashnow...............................................       78,358
John P. McTague..................................................        7,504
Dean O. Morton...................................................       14,020
Isaac Stein......................................................       40,983
Chang-Lin Tien...................................................          750
Cyril J. Yansouni................................................        7,531
Raymond J. Sims..................................................       28,044
Ralph H. Harnett.................................................       54,007
John D. McGraw...................................................       50,264(g)
L. Frans Berthels................................................       13,261
All executive officers and directors as a group (21 persons).....      539,938            1.2%

- ---------------

(a) The figures include options to purchase shares of Common Stock exercisable within 60 days following June 30, 1997, and held by: Mr. Dulude, 7,219 shares; Dr. Gibbons, 15,832 shares; Dr. Kashnow, 53,125 shares; Mr. McTague, 3,504 shares; Mr. Morton, 7,969 shares; Mr. Stein, 36,626 shares; Dr. Tien, 750 shares; Mr. Yansouni, 3,531 shares; Mr. Sims, 19,600 shares; Mr. Harnett, 39,800 shares; Mr. McGraw, 42,425 shares; Mr. Berthels, 10,375 shares; and all executive officers and directors as a group, 412,591 shares.

(b) The figures include restricted stock awarded on July 17, 1996, and held by:
    Mr. Sims, 1,000; Mr. Harnett, 1,000; Mr. McGraw, 1,000; Mr. Berthels, 800; and all executive officers and directors as a group, 13,200 shares.

(c) Percentages of less than 1.00% are not shown.

(d) This information was obtained from a letter dated August 13, 1997, from FMR Corporation.

(e) This information was obtained from a letter dated August 8, 1997, from Neuberger & Berman, LLC ("Neuberger"). Neuberger is an investment adviser and broker dealer registered with the Securities and Exchange Commission. In its letter, Neuberger also informed the Company that: 1) it has shared dispositive power and in certain cases sole voting power over clients securities positions; 2) it does not, however, have any economic interest in the securities of those clients, and its clients are the actual owners of the securities and have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such securities; and 3) of the 2,981,437 shares held by Neuberger, Neuberger had sole voting power over 743,056 shares; shared voting power over 870,600 shares; sole power to dispose of -0- shares; and shared power to dispose with respect to 2,981,437 shares.

(f) This information was obtained from a letter dated August 7, 1997, from State Farm Insurance Companies.

(g) Includes shares/options held by the spouse of Mr. McGraw, also an employee of the Company.

BOARD COMMITTEES AND MEETINGS

     The Board of Directors has standing audit, compensation, and organization committees.

     The functions of the audit committee are as follows: to review and report to the Board with respect to the annual audit by the Company's independent accountants, including the scope and general extent of their examination, the audit procedures that will be utilized by the independent accountants, and the compensation of the independent accountants; to review and report to the Board on the general policies and procedures utilized by the Company with respect to internal auditing, accounting, and financial controls; and to review and report to the Board on the subject of the retention of the Company's independent accountants. Messrs. Dulude and Stein and Drs. Gibbons and Tien were the members of the audit committee in fiscal year 1997. In the opinion of the Board of Directors all members of the audit committee satisfy the independence requirements of Section 303.00 of the Listed Company Manual of the New York Stock Exchange.

     The functions of the compensation committee are to determine the general compensation policies of the Company, to establish compensation plans, and to set specific compensation levels for executive officers. The members of the compensation committee in fiscal year 1997 were Messrs. Dulude, Morton, Yansouni and McTague, who replaced Mr. Dulude in August 1996. A Report of the Compensation Committee on Executive Compensation is included herein.

     The organization committee of the Board focuses on board membership and the general operation and governance of the Board. Messrs. Stein, Dulude, and Morton and Dr. Gibbons are the members of the organization committee.

     Stockholder proposals for Board nominees will be accepted by the organization committee and will be given due consideration for recommendation to the Board in light of the nominees' qualifications. Stockholder nominees for future years should be submitted in writing to the organization committee in care of the Corporate Secretary by August 1 or 90 days prior to the annual meeting of stockholders, whichever is earlier.

     During the fiscal year ended June 30, 1997, the Board of Directors held thirteen meetings, the audit committee held three meetings, the compensation committee held five meetings, and the organization committee held two meetings. Each director attended at least 75% of the aggregate number of Board meetings and meetings of committees of which he was a member that were held during the fiscal year.

                             EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

     The following table shows compensation paid by the Company for services rendered in all capacities during the latest three fiscal years ending June 30 by the Chief Executive Officer and each of the other four most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM COMPENSATION AWARDS
                                                                   --------------------------------------------
                                    ANNUAL COMPENSATION(a)         RESTRICTED      SECURITIES
                                ------------------------------       STOCK         UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR      SALARY       BONUS       AWARDS(b)      OPTIONS/SARS(c)  COMPENSATION
- ----------------------------    -----    --------     --------     ----------     ------------     ------------
Richard A. Kashnow..........    1997     $700,000     $670,000     $        0              0         $200,000(d)
  Chairman, President and       1996      486,000(e)   200,000     $1,650,000        212,500         $865,000(f)
  Chief Executive Officer
Raymond J. Sims.............    1997     $320,000     $200,000     $   61,875         20,000
  Senior Vice President and     1996      284,000       75,000              0         31,000
  Chief Financial Officer       1995      284,000      110,000              0         12,000
Ralph H. Harnett............    1997     $320,000     $180,000     $   61,875         20,000
  Senior Vice President         1996      284,000       75,000              0         16,000
                                1995      284,000       10,000              0         14,795
John D. McGraw..............    1997     $262,000     $170,000     $   61,875         16,000(h)
  Senior Vice President         1996      215,000       75,000              0         12,000
                                1995      192,000       50,000              0          8,000
L. Frans Berthels...........    1997     $228,000     $140,000     $   49,500         10,000         $ 95,000(g)
  Senior Vice President         1996      193,000       50,000              0         17,500           51,000(g)
                                1995      180,000       41,000              0          5,000           79,000(g)

- ---------------

(a) In accordance with Securities and Exchange Commission regulations, perquisites less than the lesser of (a) $50,000 or (b) 10% of the total of annual salary and bonus are not shown.

(b) 37,500 shares of restricted stock were awarded to Dr. Kashnow on October 1, 1995. The fair market value on the date of the award was $45.00 per share. A par value payment equal to $1.00 per share was paid by Dr. Kashnow in connection with the award. Restrictions as to 18,750 shares lapsed on December 8, 1995, and as to the remaining 18,750 shares on February 8, 1996. Dr. Kashnow received 64 shares of restricted stock in lieu of dividends payable on the original award; restrictions on these shares lapsed ratably with the original award. On July 17, 1996, 1,000 shares of restricted stock were awarded to each of Mr. Sims, Mr. Harnett, Mr. McGraw and 800 shares of restricted stock were awarded to Mr. Berthels. These restricted stock awards for Mr. Sims and Mr. Harnett were reported as fiscal year 1996 compensation in the Company's 1996 Proxy Statement. The fair market value on the date of the awards was $62.875 per share. Par value payments equal to $1.00 per share were paid by Messrs. Sims, Harnett, McGraw and Berthels in connection with the awards. Dividends on these shares are paid in cash. Restrictions will lapse as to these shares on July 17, 1999, if the recipients are still employed by the Company on that date. As of June 30, 1997 restricted stock was held as follows: Dr. Kashnow, 0 shares; Mr. Sims, 1,000 shares; Mr. Harnett, 1,000 shares; Mr. McGraw, 1,000 shares; Mr. Berthels, 800 shares.

(c) Options/SARs for Mr. Harnett include 795 shares in fiscal year 1995 awarded to Mr. Harnett in lieu of a bonus payment of $24,000 for fiscal year 1994, pursuant to the Company's Amended and Restated Bonus Deferral and Stock Option Plan.

(d) Cash bonus paid pursuant to terms of employment agreement to repay $200,000 of outstanding principal of interest-free $1 million relocation loan.

(e) This amount represents salary for employment commencing October 1, 1995.

(f) This amount represents a transition payment to offset forfeited compensation and benefits from a prior employer.

(g) This amount represents a special allowance paid to Mr. Berthels, who was a Belgian-based employee prior to February 1, 1997, to cover additional costs of living in the United States.

(h) Does not include options granted to Mr. McGraw's spouse, also an employee of the Company: 3,500 shares in fiscal year 1995; 7,000 shares in fiscal year 1996 and 5,000 shares in fiscal year 1997.

STOCK OPTIONS

     The following table shows for each executive officer named in the Summary Compensation Table certain information regarding options granted during fiscal year 1997.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR(a)

                                                INDIVIDUAL GRANTS                               POTENTIAL
                             -------------------------------------------------------        REALIZABLE VALUE
                                              PERCENT OF                                    AT ASSUMED ANNUAL
                              NUMBER OF         TOTAL                                        RATES OF STOCK
                             SECURITIES      OPTIONS/SARS     EXERCISE                   PRICE APPRECIATION FOR
                             UNDERLYING       GRANTED TO       OR BASE                       OPTION TERM(c)
                             OPTION/SARS     EMPLOYEES IN       PRICE       EXPIRATION   -----------------------
          NAME               GRANTED(b)      FISCAL YEAR      ($/SHARE)       DATE        5% ($)       10% ($)
- -------------------------    -----------     ------------     ---------     --------     --------     ----------
Richard A. Kashnow.......           --             --          $    --            --     $     --     $       --
Raymond J. Sims..........       20,000           2.0%           79.125      11/01/06      995,226      2,522,097
Ralph H. Harnett.........       20,000           2.0%           79.125      11/01/06      995,226      2,522,097
John D. McGraw(d)........       16,000           1.6%           79.125      11/01/06      796,181      2,017,678
L. Frans Berthels........       10,000           1.0%           79.125      11/01/06      497,613      1,261,049
                                ------           ----          -------      --------     --------     ----------

(a) No grants of Stock Appreciation Rights were made to any named executive officer during the fiscal year ended June 30, 1997.

(b) All options granted to executive officers in fiscal year 1997 become exercisable in four equal annual installments commencing on the first anniversary of the grant date. Exercisability of options may be accelerated by the Board of Directors. At the time of exercise, the exercise price may be paid in cash, by delivery of shares already owned (subject to certain conditions), by a secured loan from the Company, or by cashless exercise. The option plan permits withholding of shares to satisfy tax obligations upon exercise.

(c) Potential Realizable Value is based on the assumed annual share price appreciation for the ten-year option term. The actual value, if any, that an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

(d) Does not include option on 5,000 shares granted to Mr. McGraw's spouse, also an employee of the Company.

OPTION EXERCISES AND VALUATION

     The following table shows for each executive officer named in the Summary Compensation Table certain information regarding option exercises during fiscal year 1997 and options outstanding as of June 30, 1997.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END OPTION/SAR VALUES(a)

                                                    NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                         NUMBER OF                 UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                          SHARES                 OPTIONS AT FISCAL YEAR-END     AT FISCAL YEAR-END(b)(c)
                        ACQUIRED ON    VALUE     ---------------------------   ---------------------------
         NAME            EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- ----------------------- -----------   --------   -----------   -------------   -----------   -------------
Richard A. Kashnow.....         0     $      0      53,125        159,375      $1,560,547     $ 4,681,641
Raymond J. Sims........    11,150      557,625      16,600         52,250         446,531         676,406
Ralph H. Harnett.......     8,000      352,500      36,300         42,000       1,445,563         702,250
John D. McGraw(d)......         0            0      27,400         31,000       1,077,363         470,463
L. Frans Berthels......    12,050      602,012       9,125         26,375         247,422         332,266

- ---------------

(a) No Stock Appreciation Rights were outstanding at June 30, 1997, nor were any grants of Stock Appreciation Rights made to any named executive officer during the year ended June 30, 1997.

(b) The market value of the underlying securities at the fiscal year-end minus the exercise price of in-the-money options. Such market value as of June 30, 1997, was $74.375 per share.

(c) The average per-share exercise price of all options outstanding for each named executive officer is: Dr. Kashnow, $45.00; Mr. Sims, $59.445; Mr. Harnett, $48.158; Mr. McGraw, $49.173; and Mr. Berthels, $59.384.

(d) Does not include options for 720 shares held and exercised by Mr. McGraw's spouse, also an employee of the Company, for a realized value of $28,770. Also does not include 12,150 exercisable and 12,750 unexercisable options held by Mr. McGraw's spouse with a value as of June 30, 1997, of $444,181 and $178,093, respectively.

EMPLOYMENT/CONSULTING AGREEMENTS

     In August 1995, the Company entered into an agreement with Dr. Kashnow, who became President, Chief Executive Officer, and Chairman of the Board of Directors on October 1, 1995. Supplemental agreements were entered into on February 5, 1996 and June 30, 1997. The June 30, 1997, supplemental agreement is more fully described below in the Report of the Compensation Committee.

DIRECTORS' FEES AND STOCK OPTIONS

     During fiscal year 1997, directors not employed by the Company (all directors except Dr. Kashnow) were paid an annual retainer of $27,500 plus $1,000 for each Board and committee meeting attended in person and $500 for participation in each telephone Board meeting. In addition, the chairs of the audit committee, the compensation committee and the organization committee each received an annual retainer of $5,000.

     The Company entered into a consulting agreement with Mr. Cook, a former director of the Company, upon his retirement as President and Chief Executive Officer of the Company on April 1, 1990, providing for an annual retainer of $100,000, payment of one-half of his office rent, and the assignment of a Company employee as his secretary. The agreement included a commitment from Mr. Cook to consult for the Company on an as-needed basis and not to consult or work for a competitor of the Company during the term of the agreement. This agreement terminated as of June 30, 1997. Mr. Cook resigned as a director of the Company as of August 16, 1996.

     The Company entered into a consulting agreement with Dr. Gibbons effective December 12, 1996. In addition to Dr. Gibbons' normal Board responsibilities, he will from time to time provide consulting services to the Board and the Chief Executive Officer at the request of the Chairman of the Board/Chief Executive Officer. Dr. Gibbons will provide such services upon request at a per diem rate of $3,000. In fiscal year 1997 he earned $7,500 under this agreement.

     Effective as of July 1, 1996, the Company's consulting agreement with Mr. Stein was amended to delete the monthly retainer and monthly expense contribution paid to Waverley Associates, Inc. Under the amended agreement, Mr. Stein now provides services upon request at a per diem rate of $3,000 plus reasonable expenses. In fiscal year 1997 he earned $3,000 under this agreement.

     The stockholders approved the 1996 Directors Stock Option Plan at the Company's 1996 annual meeting. Upon approval of the Plan, the 1987 Directors Stock Option Plan, which was due to expire in May 1997, was terminated. Under the 1987 Directors Stock Option Plan, each director who was not an employee of the Company received an option to purchase 3,000 shares of Common Stock on the date he or she first served as a non-employee director. Dr. Chang-Lin Tien was elected to the Board effective August 16, 1996, and received an option under the 1987 Directors Stock Option Plan to purchase 3,000 shares of Common Stock at a grant price of $68.25 per share.

     Under the 1996 Directors Stock Option Plan, each director who is not an employee of the Company or of any subsidiary or affiliate of the Company automatically receives an option to purchase 5,000 shares of Common Stock on the date he or she is first elected to the Board. Thereafter, each eligible director then in office automatically receives an option to purchase 1,250 shares of Common Stock upon re-election to the Board at the Company's annual meeting. The 1996 Directors Stock Option Plan also provided for the one-time grant of an option to purchase 2,000 shares of Common Stock to directors then in office on the date of the Company's 1996 annual meeting. A total of 200,000 shares of Common Stock have been reserved for issuance under this Plan. The exercise price of options granted under this plan is the fair market value of the Common Stock on the grant date. For the fiscal year ended June 30, 1997, each director (except Dr. Kashnow, who was not eligible) received an option under this Plan to purchase 3,250 shares of Common Stock at a grant price of $79.125 per share.

     The Board of Directors considers stock ownership in the Company by directors to be of utmost importance. Such ownership enhances directors' commitment to the future of the Company and further aligns their interests with those of the Company's stockholders. In keeping with this philosophy, the Board has established minimum stock ownership guidelines for directors. These guidelines state that within a three-year period from the later of August, 1995 or the director's election, each director should own Common Stock having a value of at least five times the director's annual retainer.

                      REPORT OF THE COMPENSATION COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The compensation committee of the Board of Directors (the "Compensation Committee") determines the general compensation policies of the Company, establishes compensation plans, and sets specific compensation levels for executive officers. During the 1997 fiscal year, the Compensation Committee was composed of Messrs. Morton (Chairman), Yansouni, and McTague, who replaced Mr. Dulude in August, 1996. All of the Compensation Committee members are "non-employee" as that term is defined under the Securities and Exchange Commission's Rule 16b-3 and "outside directors" as that term is defined under
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

     The Compensation Committee reviews executive compensation matters not less than annually. At the request of the Compensation Committee, the Company's Human Resources Department presents analyses and recommendations on executive compensation for the next fiscal year. The Compensation Committee thereafter makes specific determinations for the CEO and reviews and approves recommendations by the CEO for each executive officer.

     Executive officer compensation typically consists of three components: base salary, an annual cash bonus award, and long-term incentives in the form of stock options and restricted stock awards. Individual salaries, along with "target" levels for cash bonuses, stock option grants, and restricted stock awards are established by the Compensation Committee based on competitive market levels indicated in pay surveys and other information obtained by the Company regarding select U.S. companies of similar size, complexity, and quality to the Company.

     The Compensation Committee believes that officers' interests should be closely aligned with those of the Company's stockholders. The Compensation Committee therefore encourages and expects officers to have a meaningful ownership stake in the Company, and on April 18, 1996, established officer ownership guidelines to support this objective. The guidelines state that the Chief Executive Officer should own shares having a value of at least four times annual salary, senior vice presidents should own shares having a value of at least two times annual salary, and vice presidents should own shares having a value of at least one time annual salary. Each officer has three years to reach the designated ownership level.

     BASE SALARIES. For fiscal year 1997, as for recent prior years, the Compensation Committee obtained an independent consultant's report summarizing executive salary levels at over 25 comparison companies. Included were prominent electronics, telecommunications, computer software and hardware, and industrial manufacturing companies, representing organizations with whom the Company competes for talent and/or which have market capitalization or other attributes similar to the Company. Publicly available surveys and salary data reported in proxy statements were used to provide supplementary information. In setting salary levels, competitive data may be adjusted to reflect relative sales volume and differences in business unit size, as appropriate. Additionally, the Compensation Committee considers each executive officer's individual experience and sustained performance, as well as salary levels of others within the Company. Salary adjustments for fiscal year 1998 were made for officers effective July 1, 1997.

     ANNUAL BONUSES. The Compensation Committee has adopted an annual incentive structure that aligns the interests of executive officers with stockholders by putting a significant portion of such officers' annual compensation at risk based on the Company's achievement of predetermined financial performance goals and on individual performance. Award opportunities are intended to position the total cash compensation of executive officers between the median and the seventy-fifth percentile of competitive total cash compensation when superior results are achieved. For fiscal year 1997, the Compensation Committee constructed financial performance measures to reflect an after-tax profit target.

     At its August 1996 meeting, the Board adopted, on the recommendation of the Compensation Committee and subject to stockholder approval, an Officer Variable Pay Plan (the "Plan"). The Company received stockholder approval for the Plan at its 1996 annual meeting. Under the Plan, awards relating to the financial performance of the Company are paid to officers designated by the Compensation Committee as participants in the Plan. Payments under the Plan qualify as performance-based under Section 162(m) of the Code. The Plan has a minimum payout if 80% of the specified target is met and a maximum payout if 120% of the specified target is met. The maximum bonus that may be paid to any one participant for any one year is $2,500,000. The bonus may be paid in cash, stock, restricted stock, or other property as determined in each case by the Board. Dr. Kashnow was the only officer designated as a participant in the Plan for fiscal year 1997, although under the annual incentive structure adopted by the Compensation Committee, other executive officers receive awards under substantially the same criteria.

     For fiscal year 1997, awards for executive officers were generally paid at targeted levels, reflecting the Company's performance during the year. The remaining portion of executive officer bonuses was based on individual performance criteria.

     LONG-TERM INCENTIVES. The Compensation Committee believes that stock options and restricted stock play an important role in attracting, retaining, and motivating executives. Stock options also provide executives with a means of increasing Company stock ownership, which is a key objective of the executive compensation program and serves to align executives' interests with those of stockholders. The Compensation Committee's general practice is to grant options annually at an exercise price equal to 100% of the fair market value of the Company's Common Stock at the date of grant. Options typically vest at a rate of 25% per year over four years. Restricted stock granted to date has typically vested in full three years from the date of grant.

     The Compensation Committee determines option and restricted stock grant levels for executive officers based on competitive data gathered from relevant comparison companies by independent consultants, and uses competitive practice as a guideline for determining appropriate grant levels. The Compensation Committee also considers the aggregate stock option shares granted throughout the Company, individual experience and performance of recipients, and past individual grant amounts in determining individual grant levels.

     As previously reported, in fiscal year 1997 restricted stock grants were made to key individuals, including Messrs. Sims, Harnett and McGraw, who each received 1,000 shares, and Mr. Berthels, who received 800 shares.

     CHIEF EXECUTIVE OFFICER COMPENSATION. The Compensation Committee's goal in setting the compensation level for the CEO is to reward the CEO for the results of the Company and its subsidiaries, as well as for individual performance. The Compensation Committee reviews CEO compensation packages and related financial performance data at selected comparison companies to determine a reasonable level and mix for compensation of the Company's CEO.

     For fiscal year 1997, Dr. Kashnow's base salary was $700,000. In addition, the targets specified by the Compensation Committee for fiscal year 1997 under the annual incentive structure were achieved. Therefore, Dr. Kashnow was awarded a total bonus of $670,000, of which $446,000 was based on the Company's achievement of the targeted level of financial performance and was paid under the Officer Variable Pay Plan. Consistent with the annual incentive structure approved by the Compensation Committee for the year, Dr. Kashnow was awarded an additional bonus of $224,000 in recognition of individual performance and the progress made by the Company during the year. As anticipated in his initial employment agreement, no stock options or shares of restricted stock were awarded to Dr. Kashnow in fiscal year 1997.

     On August 11, 1995, the Company entered into an initial employment agreement with Dr. Kashnow (the "Agreement") which provides for, among other things, an interest-free $1 million relocation loan and a $200,000 annual cash bonus to repay the loan beginning in fiscal year 1997. The loan extends for five years subject to his continued employment with the Company. Consistent with this Agreement, Dr. Kashnow received a $200,000 cash bonus in fiscal year 1997, which was used by Dr. Kashnow to reduce the outstanding principal balance of the loan to $800,000. On June 30, 1997, the Agreement was amended to provide for the repayment of the remaining loan balance at the end of the original five year term, with a cash bonus payable at that time equal to the outstanding principal balance of the loan, subject to his continued employment with the Company.

     OFFICER SEVERANCE BENEFITS. The Company provides severance benefits for all employees whose employment is terminated due to a reduction in force. Since fiscal year 1995, there has been a separate program for officers. Each eligible officer terminated involuntarily for other than cause, is, upon execution of a release agreement, paid one full year of base salary and given selected benefit continuation. Up to a second year of base salary and benefit continuation may be paid, provided the officer is not employed. If, in the second year, the officer is employed but is paid a lower base salary than the officer received while employed by the Company, the officer is eligible to receive a salary differential.

     COMPANY POLICY TOWARD DEDUCTIBILITY OF EXECUTIVE OFFICER
COMPENSATION. Section 162(m) of the Code places a $1 million per person limit on the deduction that a publicly held corporation may take for compensation paid to certain officers (generally the Chief Executive Officer and its four other highest-paid executive officers) unless, in general, the compensation is exempt as "performance-based." Compensation resulting from the exercise of stock options or upon award of performance shares will be treated as "performance-based" and excluded from the limit on deductibility if, among other things, the plan under which the awards are granted specifies limits on the number of shares issuable to any participant under the plan and these limits are approved by the issuer's stockholders. In the case of performance shares, the stockholders must also approve the performance goals for the awards.

     In adopting and administering executive compensation plans and arrangements, the Compensation Committee considers whether the deductibility of such compensation will be limited under Section 162(m) of the Code and, when appropriate, strives to structure such compensation so that any such limitation will not apply.

Compensation Committee Members -- Mr. Morton (Chair), Mr. McTague, and Mr. Yansouni

STOCK PERFORMANCE CHART

     The chart below compares the Company's cumulative total stockholder return (overall market performance with reinvested dividends) during the five-year period ended June 30, 1997, against the Standard & Poor's 500 Stock Index and the Standard & Poor's Electrical Equipment Index, both of which are established and well-known indices.

     The Company is a broadly diversified materials science business and is not easily categorized within any specific industry index.

                              RAYCHEM CORPORATION
               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN(a)

        Measurement Period                                                    S&P Elec Equip
      (Fiscal Year Covered)               Raychem             S&P 500             Index '
30-Jun-92                                       100.00              100.00              100.00
30-Jun-93                                       124.86              113.55              122.80
30-Jun-94                                       114.74              115.11              121.82
30-Jun-95                                       122.95              144.94              151.54
30-Jun-96                                       232.43              182.36              218.42
30-Jun-97                                       242.03              245.35              318.02

(a) Total return assumes reinvestment of dividends. Assumes $100 invested June 30, 1992.

(b) S&P Electrical Equipment Index includes AMP, Emerson Electric, General Electric, General Signal, Honeywell, Raychem, Rockwell, Thomas & Betts and Westinghouse Electric.

PENSION PLANS

     The Company has a defined benefit pension plan (which was modified effective July 1, 1997) that provides retirement benefits to eligible United States employees. The Company has also adopted a supplemental executive retirement plan for all United States employees whose benefits under the Company's pension plan are limited by United States federal tax laws. The following aggregate lump sum amounts are payable, from both plans, upon retirement at age 65.

                          ESTIMATED LUMP SUM BENEFITS

                                          YEARS OF CREDITED SERVICE
AVERAGE ANNUAL      ----------------------------------------------------------------------
COMPENSATION(a)         15             20             25             30             35
- ---------------     ----------     ----------     ----------     ----------     ----------
   $ 200,000        $  385,348     $  502,418     $  579,487     $  628,022     $  656,557
     300,000           585,348        762,418        879,487        953,022        996,557
     400,000           785,348      1,022,418      1,179,487      1,278,022      1,336,557
     500,000           985,348      1,282,418      1,479,487      1,603,022      1,676,557
     600,000         1,185,348      1,542,418      1,779,487      1,928,022      2,016,557
     700,000         1,385,348      1,802,418      2,079,487      2,253,022      2,356,557

- ---------------

(a) Highest average base salary received over any three consecutive years of credited service out of the last ten years of vesting service.

     The covered compensation for pension benefit calculations is only the base salary portion of the compensation disclosed in the Summary Compensation Table. The years of credited service for the individuals listed in the Summary Compensation Table are: Dr. Kashnow, 2 years; Mr. Sims, 14 years; Mr. Harnett, 24 years; Mr. McGraw, 17 years and Mr. Berthels, 0 years. The benefit amounts listed in the table are not subject to reductions for Social Security. Pursuant to the terms of Dr. Kashnow's employment agreement with the Company, Dr. Kashnow was credited with an additional 6 years of service under the supplemental executive retirement plan. Under such agreement, the amount of Dr. Kashnow's increased pension benefit from the Company attributable to such additional years of service will be reduced by the actuarial equivalent of the pension benefit he will receive from his former employer. Mr. Berthels became a United States employee effective February 1, 1997. Prior to that time, Mr. Berthels was covered by the pension plan of the Company's Belgian subsidiary. Under that plan, Mr. Berthels has 25 years of credited service and at age 60 will be entitled to a lump sum pension benefit of approximately $600,000.

COMPANY LOANS TO DIRECTORS AND EXECUTIVE OFFICERS

     In connection with option exercises and the purchase of its Common Stock under equity incentive plans, the Company has made available to employees, including directors and executive officers, deferred payment arrangements and advances to cover income tax liabilities. The indebtedness resulting from such arrangements has a five-year term and bears interest, which accrues at rates ranging from 5.00% to 7.05% per year, payable in annual installments. The maximum amounts of such indebtedness outstanding during the fiscal year ended June 30, 1997, together with the amounts outstanding at June 30, 1997, for each person who was a director or executive officer during the fiscal year and for whom the principal amount exceeded $60,000 at any time during such period, are as follows: $132,347 and $0 for Mr. McGraw.

     The Company has also extended to certain executive officers loans on a secured basis for relocation expense. The loans are interest free and are generally repayable over five years. As of June 30, 1997, the maximum amount of such indebtedness outstanding during the 1997 fiscal year, together with the amount outstanding at June 30, 1997, for each such executive officer for whom the principal amount exceeded $60,000 at any time during such period was as follows: Dr. Kashnow, $1,000,000 and $800,000; Mr. Berthels, $500,000 and $500,000; Mr. Timothy Burch, $400,000 and $400,000; Dr. Arati Prabhakar, $400,000 and $400,000.

                          STOCK SPLIT AND INCREASE IN
                      NUMBER OF SHARES OF AUTHORIZED STOCK

     The Board of Directors has approved, subject to the approval of the stockholders, a two-for-one split of the Company's Common Stock. The Board believes that the proposed split will benefit the Company by increasing the number of shares of Common Stock available for public trading and should serve to broaden investor interest in owning Common Stock.

     Although the proposed stock split will double the outstanding number of shares of Common Stock, each stockholder of the Company will hold, immediately after the effective date of the stock split, the same percentage interest in the Company as he or she held immediately prior to the effective date of the split. Each share of Common Stock after the split will continue to have one vote.

     The stock split will be effected by amending the Company's Amended and Restated Certificate of Incorporation. The proposed amendment, as approved by the Board, will increase the number of shares of Common Stock which the Company is authorized to issue from 72,150,000 to 150,000,000 and split each outstanding share of Common Stock, $1.00 par value, into two shares of Common Stock, $1.00 par value.

     The proposed amendment to the Company's Amended and Restated Certificate of Incorporation, if approved by the stockholders, will become effective upon the effectiveness of a certificate of amendment filed with the Secretary of State of the State of Delaware. If approved by the Company's stockholders, it is expected that the proposed amendment will be effective as soon as practicable after the annual meeting of stockholders. Approval of the proposed amendment to the Company's Certificate of Incorporation will result in a proportional increase in the number of shares subject to outstanding options and in the number of shares subject to each of the Company's employee and director stock option plans and the Company's employee stock purchase plan.

     As soon as practicable after the effective date of the stock split, stockholders of record at the close of business on the effective date will receive certificates for a number of shares of Common Stock equal to the number of shares previously held. Such stockholders will then have two shares of Common Stock for each share of Common Stock held prior to the effective date of the stock split.

     THE PRESENTLY OUTSTANDING COMMON STOCK CERTIFICATES SHOULD NOT BE SENT IN TO THE COMPANY FOR EXCHANGE. FOLLOWING THE STOCK SPLIT, THE OUTSTANDING COMMON STOCK CERTIFICATES WILL REPRESENT THE SAME NUMBER OF SHARES OF COMMON STOCK.

     Because the proposed stock split will require the issuance of a greater number of shares of Common Stock than are presently authorized but unissued, it is necessary to increase the number of authorized shares of Common Stock. The Board of Directors believes that an increase in the authorized number of shares of Common Stock to 150,000,000 is desirable in order that a sufficient number of additional shares be available for issuance from time to time in connection with the Company's business activities. The Company has no present plans for any issuance of the additional shares of Common Stock other than in the stock split and through its existing employee and director stock option plans and its employee stock purchase plan.

     The Company intends to apply to the New York Stock Exchange to list thereon the additional shares of Common Stock which will be outstanding as a result of the proposed stock split.

     In the opinion of Company counsel, the proposed split of the Company's Common Stock will not result in any taxable income or loss to the holders of Common Stock for federal income tax purposes. The new shares of Common Stock will each have a basis for computing gain or loss equal to half of the basis of the old shares of Common Stock.

     The Board of Directors believes that the proposed amendment is in the best interest of the Company, its stockholders, and its employees and recommends a vote "FOR" approval. Approval of the amendment requires the affirmative vote of a majority of the Company's outstanding shares of Common Stock.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors, and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, from July 1, 1996, through the fiscal year ended June 30, 1997, all Section 16(a) filing requirements applicable to its executive officers, directors, and greater than 10% beneficial owners were complied with.

                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors recommends to the stockholders ratification of the appointment of Price Waterhouse LLP as the Company's independent accountants. Price Waterhouse LLP has been the Company's independent accountants since fiscal year 1984.

     Representatives of Price Waterhouse LLP will be present at the meeting. They do not expect to make any statement, but will have the opportunity to make a statement if they so desire and will be available to respond to questions.

             CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH MANAGEMENT

     Dr. Gibbons is Chairman of Amati Communications Corporation ("Amati"). The Company has signed a Letter of Intent with Amati which contemplates that the Company will establish a business relationship between the two companies under which Amati will supply to Raychem certain components for asynchronous digital subscriber line ("ADSL") systems, and under which Raychem may supply complete ADSL systems to Amati.

                                 ANNUAL REPORT

     The Company's annual report for the 1997 fiscal year is being mailed with this proxy statement to stockholders entitled to notice of the meeting.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business that will be presented for consideration at the meeting. If other matters are properly brought before the meeting, however, it is the intention of the persons named in the accompanying proxy to vote the represented shares in their discretion on such matters.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented at the Company's 1998 annual meeting of stockholders must be received by the Company no later than May 22, 1998, in order to be considered for inclusion in the proxy statement and proxy related to the meeting.

     Stockholder proposals for nominees to the Board of Directors must be submitted in writing to the organization committee in care of the Corporate Secretary by August 1, 1998, or 90 days prior to the annual meeting of stockholders, whichever is earlier.

                                          By Order of the Board of Directors

                                          RICHARD A. KASHNOW
                                          Chairman of the Board,
                                          President and Chief Executive Officer

PROXY                                                                   PROXY

                              RAYCHEM CORPORATION

               PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                ANNUAL MEETING OF STOCKHOLDERS--NOVEMBER 7, 1997

        Richard A. Kashnow and Karen O. Cottle, or either of them, each with the power of substitution and revocation, are hereby authorized to represent the undersigned, with all powers which the undersigned would possess if personally present, to vote the Common Stock of the undersigned at the annual meeting of stockholders of RAYCHEM CORPORATION to be held at the Company's principal office, 300 Constitution Drive, Menlo Park, California 94025-1164, at 10:00 a.m. on Friday, November 7, 1997, and at any postponements or adjournments of that meeting, as set forth below, and in their discretion upon any other business that may properly come before the meeting.

        This proxy will be voted as specified or, if no choice is specified, will be voted FOR the election of the nominees named and FOR each of the other proposals specified herein.

                                    [ ] Check here if you plan to attend the
                                        meeting.

                                    [ ] Check here for address change.

                                    New address:____________________________

                                    ________________________________________

                                    ________________________________________

               PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD
                     PROMPTLY USING THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

                              RAYCHEM CORPORATION
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

1. Nominees
   Richard Dulude, James F. Gibbons, Richard A. Kashnow, John P. McTague, Dean
   O. Morton, Isaac Stein, Chang-Lin Tien, Cyril J. Yansouni

   For      Withheld    For All
   All        All       Except nominees written in below.

   [ ]        [ ]       [ ]

   Nominee Exception
                    ---------------------------------





2. To approve an amendment to the Company's Amended and Restated Certificate of Incorporation to effect a two-for-one split of the Company's Common Stock and to increase the number of shares of Common Stock authorized for issuance to 150,000,000.

   For          Against         Abstain

   [ ]            [ ]             [ ]

3. To ratify the appointment by the Company's Board of Director's of Price Waterhouse LLP to audit the accounts of the Company and its subsidiaries for the 1998 fiscal year.

   For          Against         Abstain

   [ ]            [ ]             [ ]

        Dated:                          , 1997
              --------------------------

        --------------------------------------
                     (Signature)

        --------------------------------------
            (Signature, if held jointly)

        PLEASE SIGN EXACTLY AS YOUR NAME APPEARS. IF ACTING AS ATTORNEY, EXECUTOR, TRUSTEE, OR IN REPRESENTATIVE CAPACITY, SIGN NAME AND INDICATE TITLE.